Exhibit 21
SUBSIDIARIES OF THE COMPANY

America First Fresno Apartment Investors, L.P. and Operating	Interstate Limited Partnership
Company	J.H.C Corp
America First PM Group, Inc.	Lakes of Northdale, Ltd.
Apollo Associates, Ltd.	Littlestone LLC
Apollo Associates GP, LLC	Morganton Place Apartments, LLC
Arbor Knoll-Crest, LLC	Northdale GP Corp.
Arbors of Dublin Apartments GP Corp.	Oakhurst Apartments Limited Partnership
Arbors of Dublin Apartments Limited Partnership	Oakhurst GP, LLC
Arizona Coral Point Apartments Limited Partnership	Oakwell Farms Limited Partnership
Belvedere Apartments Limited Partnership	Oyster Cove Limited Partnership
Belvedere GP, LLC	Park at 58 Limited Partnership
Bluff Ridge Associates Limited Partnership	Park at 58 Operating Company
Brentwood Oaks Apartments L.P.	Park Trace Apartments Limited Partnership
Brentwood Oaks Operating Company	Park Trace Operating Company
Capital Source GP, L.L.C.	Ponds at Georgetown Limited Partnership
Centrum Monticello Limited Partnership	The Park at Countryside Limited Partnership
Coral Point Apartments Operating Company	The Park at Countryside Operating Company
CSI LLC	The Reserve at Wescott Phase II GP Corp.
CS Properties I, Inc.	The Reserve at Wescott GP Corp.
CS Properties II, Inc.	The Reserve at Wescott L.P.
Cumberland Trace Apartments, LLC	The Reserve at Wescott Phase II L.P.
Cypress Landings II, Ltd.	Tregaron Oaks Apartments, L.P.
Delta Crossing Limited Partnership	Tregaron Oaks GP Corp.
EC Apartments Limited Partnership and Operating Company	Tulsa-Greenbriar Apartments, Inc.
Fox Hollow, Ltd.	Village at Cliffdale Apartments, LLC
Greenbriar-Hunt Holding Corp.	Waters Edge Limited Partnership
Greenhouse Holding LLC	Woodberry Asheville Apartments, LLC
Hunt Apartments Inc.	WCH Services LLC
Hunt’s View Apartments Limited Partnership

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